EX-99

FROM:	DDi Corp. 1220 Simon Circle Anaheim, CA 92806

CONTACT:	Kimberly Storin 212-704-9727 The MWW Group

DDI CORP PROVIDES UPDATE ON NEGOTIATIONS WITH ITS

SENIOR LENDERS AND CONVERTIBLE NOTEHOLDERS

Company Announces Further Reductions to Goodwill and Reclassifications of

Indebtedness Recorded in Fiscal 2002

ANAHEIM, CA – April 1, 2003 – DDi Corp. (Nasdaq SmallCap: DDIC), a leading provider of time-critical, technologically advanced interconnect services for the electronics industry, today announced that the forbearance agreement between the Company and its senior lenders expired today. Accordingly, the lenders under the Dynamic Details senior credit facility will have the right to exercise all or any of their rights and remedies under the terms of the U.S. senior credit facility. Notwithstanding the fact that the senior lenders did not extend their forbearance agreement with the Company, the Company believes that it continues to make progress in its negotiations with its senior lenders to restructure its U.S. senior credit facility in order to provide the Company with a sustainable and flexible long-term credit facility that will allow the Company to implement its business plan. In addition, the Company believes that it has made, and will continue to make, progress with members of the ad hoc committee in its efforts to obtain forbearance agreements in the short term and to restructure the terms of its 5.25% and 6.25% convertible subordinated notes.

Bruce McMaster, the Company’s Chief Executive Officer, stated, “We continue to work with our senior lenders, subordinated convertible noteholders and other stakeholders to restructure our debt. We believe our efforts to date have been constructive and we are committed to continuing these on-going efforts.” McMaster continued, “We appreciate the loyalty that our customers have shown to us and we are committed to continue to provide the same level of high quality, quick turn service during our restructuring efforts.”

DDi today also announced that its earnings for the fourth quarter and year ended December 31, 2002, as reported in its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission on March 31, 2003, were different from that previously reported in the Company’s fourth quarter and year-end earnings release dated February 26, 2003 (“the February 26th Release”).

Subsequent to the February 26th Release (in which no goodwill impairment charge was recorded in the fourth quarter), management recently concluded that due to evolving financial and other factors affecting DDi’s business, primarily DDi’s recent discussions with its senior lenders, convertible subordinated noteholders and other stakeholders, and based on business valuations that indicated the book value of goodwill was in excess of its fair value at December 31, 2002, DDi’s goodwill was further impaired and that a reduction to goodwill was appropriate. Accordingly, DDi calculated and recorded goodwill impairment charges during the fourth quarter of 2002 of $127.0 million, resulting in total goodwill impairment charges for the year ended December 31, 2002 of $199.0 million.

As a result of the fourth quarter goodwill impairment charges, on the basis of generally accepted accounting principles (GAAP), the Company reported a net loss of $173.2 million, or $(3.58) per diluted share, for the fourth quarter of 2002, compared to a net loss on the basis of GAAP of $46.2 million, or $(0.95) per diluted share, reported in the February 26th Release. For 2002, on the basis of GAAP, the Company reported a net loss of $288.1 million, or $(5.98) per diluted share, compared to a net loss of $161.1 million, or $(3.34) per diluted share, reported in the February 26th Release.

The adjusted net loss and adjusted net loss per diluted share for the fourth quarter and year end remained the same as disclosed in the February 26th Release. The February 26th Release included an explanation of “adjusted net loss” in the unaudited Condensed Consolidated Statements of Operations attached thereto under the caption “Supplemental Financial Information” (appearing below the GAAP presentation of net loss and net loss per share therein).

DDi today also announced that, as a result of the Company’s current expectation (developed subsequent to the February 26th Release) that neither the principal nor the interest of the convertible subordinated notes will be repaid in accordance with their stated terms, the Company reclassified $200.0 million of indebtedness relating to the DDi Corp. 5.25% convertible subordinated notes and the 6.25% convertible subordinated notes to current liabilities at December 31, 2002. Accordingly, on the basis of GAAP, total current liabilities at December 31, 2002 were $335.0 million and net working capital (defined as total current assets less total current liabilities) was negative $225.5 million, compared to total current liabilities of $135 million and net working capital of negative $25.5 million disclosed in the February 26th Release. Excluding the impact of the reclassification of the U.S. term loan principal and the convertible subordinated notes as current obligations, total current liabilities were $77.5 million and net working capital was $32.0 million. In light of its efforts to restructure its debt, the Company believes that measuring current liabilities and net working capital on a non-GAAP basis gives the stakeholders of the Company a better insight into the expected near term cash flow of the business, absent the Company’s creditors availing themselves of applicable default remedies.

About DDi Corp. DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries, with fabrication and assembly facilities located across North America and in England, service approximately 2,000 customers worldwide.

Except for historical information contained in this release, statements in this release, including those of Mr. McMaster, may constitute “forward-looking statements” as defined by federal law regarding our assumptions, projections, expectations, targets, intentions or beliefs about future event. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,”

“may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the Securities Exchange Commission, or the SEC (particularly our annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003), some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: (a) our inability to restructure our debt with our senior lenders, convertible noteholders and other stakeholders in such a manner for us to continue as a going concern;(b) the inability to successfully restructure our operations to reduce operating losses; (c) actions taken by debtholders and other creditors to enforce their rights under agreements in which an event of default has occurred; (d) changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; (e) our ability to sustain historical margins as the industry develops; (f) increased competition; (g) increased costs; (h) our ability to retain key members of management; (i) adverse state, federal or foreign legislation or regulation or adverse determinations by regulators; and (k) other factors identified from time to time in our filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.